DESCRIPTION OF SECURITIES OF
COLUMBUS McKINNON CORPORATION
REGISTERED UNDER SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934
General
Below is a description of the material terms and provisions of our restated certificate of incorporation (our “Certificate of Incorporation”) and our amended and restated by-laws (our “Bylaws”) affecting the rights of our shareholders. The following description is a summary only, does not purport to be complete and is qualified in its entirety by the provisions of our Certificate of Incorporation and our Bylaws, each of which is incorporated by reference to our Annual Report on Form 10-K of which this Exhibit 4.2 is a part. In addition, you should refer to the New York Business Corporation Law (the “NYBCL”), which may also affect the terms of our capital stock. References in this section to the “Company,” “we,” “us” and “our” refer to Columbus McKinnon Corporation and not to any of its subsidiaries.
Authorized Capital Stock
Our authorized capital stock consists of 50,000,000 shares of common stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, par value $1.00 per share.
Common Stock
All shares of outstanding common stock are fully paid and non-assessable. The rights, preferences, and privileges of our holders of common stock described below are subject to the rights of the holders of any series of preferred stock that we may designate in the future.
Voting rights.
Holders of common stock are entitled to one vote on all matters submitted to a vote of our shareholders, including the election of directors. Our Bylaws provide that, unless a different vote is required by law or the Certificate of Incorporation, all matters, other than the election of directors, are to be decided by the vote of the shares present or represented at a meeting and voting on such matters.
Our Bylaws also provide that a nominee for director shall be elected if the votes cast for such nominee’s election exceeds the votes cast against such nominee’s election (with abstentions not counted as a vote cast either for or against that nominee’s election); provided, however, that a plurality of the votes cast shall be sufficient to elect a director at any duly called or convened meeting of the shareholders, at which a quorum is present, if the Secretary of the Company determines that the number of nominees exceeds the number of directors to be elected as of the record date for such meeting. In any non-contested election, an incumbent director nominee who receives a greater number of votes cast against his or her election than in favor of his or her election (each a “Subject Director”) shall immediately tender his or her resignation to the Board of Directors (our “Board”), which shall consider the resignation of such Subject Director in accordance with the requirements set forth in the Bylaws.
There is no cumulative voting. Therefore, the holders of a majority of the shares of common stock voted in an election of directors can elect all of the directors then standing for election, subject to any rights of the holders of any outstanding preferred stock, if any.
Liquidation.

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In the event of any dissolution, liquidation or winding up of our affairs, whether voluntary or involuntary, after payment of our debts and other liabilities and making provision for the holders of outstanding preferred stock, if any, our remaining assets will be distributed ratably among the holders of our common stock.
Pre-emption or similar rights.
There are no pre-emptive or other rights to subscribe for any of our shares or securities. Our common stock is not subject to any conversion, redemption or sinking fund provisions.
No restrictions on transfer in Certificate of Incorporation or Bylaws.
Our Certificate of Incorporation and Bylaws do not restrict the ability of a holder of our common stock to transfer his, her or its shares of common stock.
Dividends.
Holders of shares of common stock are entitled to receive dividends, if, as and when such dividends are declared by our Board out of assets legally available therefor after payment of dividends required to be paid on shares of outstanding preferred stock, if any.
Transfer agent and registrar.
The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company.
Listing.
Our common stock is listed on the Nasdaq Global Select Market under the symbol “CMCO.”
Certain provisions of the NYBCL and our Certificate of Incorporation and Bylaws.
Certain provisions of the NYBCL and our Certificate of Incorporation and Bylaws could make our acquisition by a third party or a similar change of control more difficult. We expect that the provisions described below, and our Board’s right to issue shares of our preferred stock from time to time in one or more classes or series without shareholder approval, as described below, may discourage certain types of coercive takeover practices and encourage persons seeking to acquire control of us to first negotiate with our Board. We believe that these provisions help to protect our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us, and that this benefit outweighs the potential disadvantages of discouraging such a proposal because our ability to negotiate with the proponent could result in an improvement of the terms thereto.
Number, vacancies and removal of directors. Our Board is not classified and our directors are elected annually at our annual meeting of shareholders. The number of directors on our Board shall be fixed from time to time solely by a resolution adopted by a majority of our directors then in office (inclusive of vacancies). A director may be removed for cause only by the vote of a majority of the directors then in office; provided, however, that such removal may only be for cause. Any director vacancies for any reason other than from newly created directorships may be filled by a vote of a majority of directors then in office. Any newly created directorships resulting from an increase in the number of our directors may be filled by a vote of a majority of our entire Board, inclusive of vacancies. These provisions may have the effect of preventing our shareholders from removing incumbent directors, increasing the size or number of our directors or filling vacancies on the Board without the support of our incumbent directors.

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Shareholder meetings. Matters may be brought by our shareholders before an annual or special meeting only in compliance with certain notice procedures contained in our Bylaws. Our shareholders may bring before an annual meeting a proposal or a nomination for director only if the shareholder delivers a notice of such proposal or nomination to our Secretary not less than 90 and no more than 120 days prior to the first anniversary date of the annual meeting of shareholders for the preceding year. A proposal notice must state the text of the proposal and a brief written statement of the reasons why the shareholder favors the proposal. A notice regarding nomination of a person for director must contain certain information regarding the person nominated, including the number of shares of capital stock of the Company held by such person. Any matters acted upon at a special meeting of our shareholders are limited to only those matters set forth on our notice of meeting. In the event that we call a special meeting for the purpose of electing directors, a nomination for director may be made by a shareholder if the shareholder has provided notice of the nomination to our Secretary not later than the close of business on the tenth day following the public announcement of the special meeting. A special meeting of our shareholders can be called only by the Chairman of our Board or our President.
Authorized but unissued shares. Subject to the requirements of the Nasdaq Stock Market and applicable law, our authorized but unissued shares of common stock may be available for future issuance without shareholder approval. We may use these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock could render more difficult or discourage an attempt to obtain control of us by means of a tender offer, takeover attempt or otherwise.
New York anti-takeover law. We are subject to the provisions of Section 912 of the NYBCL, which prohibits certain business combinations with interested shareholders and prevents certain persons from making a takeover bid for a New York corporation unless certain prescribed requirements are satisfied. Section 912 of the NYBCL defines an “interested shareholder” as any person that:
•is the beneficial owner, directly or indirectly, of 20% or more of the outstanding voting stock of a New York corporation, or
•is an affiliate or associate of the corporation and at any time during the prior five years was the beneficial owner, directly or indirectly, of 20% or more of the corporation’s then outstanding voting stock.
Section 912 of the NYBCL provides that a New York corporation may not engage in a business combination, such as a merger, consolidation, recapitalization or disposition of stock, with any interested shareholder for a period of five years from the date that such person first became an interested shareholder unless the business combination or the purchase of stock made by such person was first approved by the board of directors prior to date such person became an interested shareholder.
Additionally, a New York corporation may not engage at any time in any business combination with an interested shareholder unless:
•the business combination or the purchase of stock made by such person is approved by the board of directors prior to the date such person first became an interested shareholder,
•the business combination is approved by the holders of a majority of the outstanding voting stock not beneficially owned by the interested shareholder or any affiliate or associate of such interested shareholder at a meeting of

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shareholders called for such purpose occurring no earlier than five years after such person first became an interested shareholder, or
•the business combination meets certain valuation requirements for the consideration paid.
The effect of Section 912 of the NYBCL may be to delay or prevent the consummation of a transaction that is favored by a majority of shareholders.
Preferred Stock
Our Board is authorized, without shareholder action, to issue shares of preferred stock in one or more series. The Board has the discretion to determine the rights, preferences and limitations of each series, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences. Satisfaction of any dividend preference of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of common stock. In some circumstances, the issuance of shares of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management.

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